Exhibit 99.1

Earthstone Energy, Inc. Provides Operations Update

The Woodlands, Texas, September 15, 2016 – Earthstone Energy, Inc. (NYSE MKT: ESTE) (“Earthstone”, the “Company”, “we” or “us”), today provided an operations update in advance of its presentation at the Johnson Rice Energy Conference on Thursday September 22, 2016.

Operations Update – Eagle Ford

The Company’s production for the month of July 2016 was approximately 4,250 Boepd (57% oil, 28% gas and 15% natural gas liquids), representing a 13% increase over our average daily production for the second quarter of 2016.  The increase is attributable to the Lynden Energy Corp. (“Lynden”) acquisition that closed in May 2016, which provides the Company with approximately 1,200 Boepd from the Midland Basin and 100 future horizontal drilling locations targeting the Wolfcamp and Spraberry formations.

In late August 2016, we initiated completion operations on our 12 gross (5.3 net) Eagle Ford locations, beginning with our four-well Boggs Unit in Karnes County, Texas.  We are currently frac’ing our third well within this unit and expect to have the entire unit producing in early October 2016.  The Boggs fracs were designed for 2,000 to 2,220 pounds of proppant per foot of completed lateral, and we have achieved this amount or higher on almost every stage thus far.  The Company will spend approximately $100,000 per stage to complete these wells.

The following table lists the Company’s 12-well inventory along with additional details.

Well Name	County	Working Interest (%)	Lateral Length (Feet)	First Production Month
Boggs 1H	Karnes	33.3	7,163	October 2016
Boggs 2H	Karnes	33.3	6,465	October 2016
Boggs 3H	Karnes	33.3	6,440	October 2016
Boggs 4H	Karnes	33.3	6,470	October 2016
Flatonia Townsite 2H	Fayette	50.0	6,582	October 2016
Flatonia Townsite 3H	Fayette	50.0	6,596	October 2016
Rumley 3H	Fayette	50.0	7,806	November 2016
Rumley 4H	Fayette	50.0	7,845	November 2016
Rumley 5H	Fayette	50.0	7,378	November 2016
Hope 1H	Fayette	50.0	5,127	December 2016
Hope 2H	Fayette	50.0	5,875	December 2016
Hope 3H	Fayette	50.0	6,706	December 2016

Given continued supportive oil prices and service costs, we expect to begin drilling a six-well Eagle Ford pad in south Gonzales County, Texas, at the end of the fourth quarter of 2016.  We have a 50% working interest in this unit, which directly offsets our Boggs Unit.  Thereafter, we plan to run a continuous one-rig program in the Eagle Ford in Gonzales and southern Fayette Counties.

Operations Update – Midland Basin

Our first horizontal well (since acquiring Lynden) in Howard County, Texas, the Tubb A #1HA (40.4% working interest), has been drilled and cased.  Frac operations are expected to begin in October 2016, with first production from the Wolfcamp A Zone anticipated in November 2016.  The well was drilled to a total measured depth of 17,585 feet and is expected to have a completed lateral length exceeding 9,000 feet.  The Tubb area is offsetting successful completions by several operators who have targeted a similar horizontal interval with peak monthly rates ranging from approximately 600 Boepd to 1,200 Boepd with 75% to 94% oil.

Finally, we expect to continue to selectively participate in Bakken wells (average 4.0% working interest), primarily in the Banks Field in McKenzie County, North Dakota.

Second Half of 2016 Capital Budget

Given the commodity price environment in the first half of 2016, our capital expenditures (exclusive of our acquisition of Lynden) totaled $6.7 million. The following table provides our current capital budget for the second half of 2016.

Capital Expenditures	$ millions (Net)	Number of Gross / Net Wells Spudded	Number of Gross / Net Wells On Line
Drilling and Completion:
Eagle Ford	20.0	5 / 2.5	12 / 5.3
Bakken	5.5	7 / 0.3	26 / 1.0
Midland Basin – Horizontal	3.5	1 / 0.4	1 / 0.4
Spade Ranch	1.0	0 / 0	2 / 1.0
Land	0.7
Total	30.7	13 / 3.2	41 / 7.7

Note:  The majority of expenditures to drill a six-well Eagle Ford pad in Gonzales County, Texas, will be incurred in Q1 2017. Bakken figures are estimated pending further data from the operator.

Our capital budget is subject to significant revisions attributable to changes in commodity prices and service costs and availability of quality drilling and completion equipment and personnel, among other factors.

Registration Statement

In compliance with registration rights agreements, the Company recently filed a Registration Statement on Form S-3 to register shares of our common stock to be held by Oak Valley Resources, LLC and Flatonia Energy LLC.  The shares were issued in connection with the business combination between the Company and these parties which closed in December 2014.  The Company is not aware of any specific plans of the holders of the shares to be registered to sell shares in the near-term.

Conference Presentation

Mr. Frank A. Lodzinski, President and Chief Executive Officer of Earthstone, will present at the Johnson Rice Energy Conference on Thursday, September 22, 2016, at The Ritz-Carlton located at 921 Canal Street in New Orleans, Louisiana. Mr. Lodzinski will discuss the Company’s current and near-term operations. Presentation materials for the event will be posted to the Company's website at www.earthstoneenergy.com.

Management Comments

Frank A. Lodzinski, President and Chief Executive Officer, commented, “We believe now is the time to ramp up production with our frac inventory while re-establishing drilling activities, which will provide for continued growth in 2017.  It should be noted that increased volumes will also have a positive effect of reducing lease operating and general and administrative costs on a per-unit basis.  Of course, our capital budget is subject to change pending commodity prices, service costs, and potential acquisitions.  We intend to advise the market at least quarterly of any significant changes.  We continue to actively pursue acquisitions that might be transformational for the Company and smaller acquisitions which complement our current asset base.”

About Earthstone Energy, Inc.

Earthstone Energy, Inc. is a growth-oriented independent oil and gas exploration and production company engaged in developing and acquiring oil and gas reserves through an active and diversified program that includes acquiring, drilling and developing undeveloped leases, asset and corporate acquisitions and exploration activities, with its current primary assets located in the Eagle Ford trend of south Texas, the Midland Basin of west Texas, and in the Williston Basin of North Dakota.  Earthstone is traded on NYSE MKT under the symbol “ESTE.” Information on Earthstone can be found at www.earthstoneenergy.com. The Company’s corporate headquarters is located in The Woodlands, Texas.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Statements that are not strictly historical statements constitute forward-looking statements and may often, but not always, be identified by the use of such words such as “expects,” “believes,” “intends,” “anticipates,” “plans,” “estimates,” “potential,” “possible,” or “probable” or statements that certain actions, events or results “may,” “will,” “should,” or “could” be taken, occur or be achieved. The forward-looking statements include statements about future operations, production volumes, expansion of production and development acreage, increased cash flow, rates of return, earnings and assets and access to capital. Forward-looking statements are based on current expectations and assumptions and analyses made by Earthstone and its management in light of experience and perception of historical trends, current conditions, current commodity prices and expected future developments, as well as other factors appropriate under the circumstances. However, whether actual results and developments will conform to expectations is subject to a number of material risks and uncertainties, including but not limited to: the risks of the oil and gas industry (for example, volatile oil prices and operational risks in exploring for, developing and producing crude oil and natural gas); risks and uncertainties involving geology of oil and gas deposits; the uncertainty of reserve estimates; the uncertainty of estimates and projections relating to future oil and gas prices, production, costs and expenses; potential delays or changes in plans with respect to exploration or development projects or capital expenditures; health, safety and environmental risks and risks related to weather; inability of management to execute its plans to meet its goals; unavailability of gathering systems, pipelines and processing facilities; and the possibility that government policies may change. Earthstone’s annual report on Form 10-K for the year ended December 31, 2015, quarterly reports on Form 10-Q, recent current reports on Form 8-K, and other Securities and Exchange Commission (“SEC”) filings discuss some of the important risk factors identified that may affect Earthstone’s business, results of operations, and financial condition. Earthstone undertakes no obligation to revise or update publicly any forward-looking statements except as required by law.

Contact:

Neil K. Cohen

Vice President, Finance, and Treasurer

Earthstone Energy, Inc.

1400 Woodloch Forest Drive, Suite 300

The Woodlands, TX 77380

281-298-4246